Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abraxas Petroleum Corporation
San Antonio, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-127480, 333-132971, 333-143728, 333-162573, and 333-163763) and Form S-8 (No. 333-17375, 333-17377, 033-81416, 333-55691, 333-74614, 333-74592, 333-135032, 333-153635, 333-162358 and 333-168022) of Abraxas Petroleum Corporation of our reports dated March 16, 2011, relating to the consolidated financial statements, and the effectiveness of Abraxas Petroleum Corporation’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

BDO USA, LLP
Dallas, Texas

March 16, 2011